Exhibit 10.3

MEDICINE MAN TECHNOLOGIES LICENSE AGREEMENT

BETWEEN

Medicine Man Technologies, Inc., a Nevada corporation

AND

__________

“Cultivation/Grow Process”

MEDICINE MAN TECHNOLOGIES LICENSE AGREEMENT

This Agreement made and entered into as of this ___ th day of _______________, 2015, by and between Medicine Man Technologies, Inc., a Nevada corporation (hereinafter referred to as “LICENSOR”) and_______________________________________________ (hereinafter referred to as “LICENSEE”).

RECITALS

WHEREAS, LICENSOR has obtained the right to license intellectual property associated with the commercial cultivation of medical marijuana and or retail marijuana provisioning pursuant to applicable state law (the “Cultivation/Grow Process”) and has acquired the technical expertise as well as experience related to the design, manufacture, operations, and general strategies related to the operation of a Cannabis Cultivation Center;

WHEREAS, LICENSOR intends to market and sell the Cultivation/Grow Process in commerce through licensure;

WHEREAS, LICENSEE desires to utilize the Cultivation/Grow Process experience and expertise (Technical Data) of the LICENSOR;

WHEREAS, LICENSOR has acquired the right to represent and deliver such Cultivation/Grow Process experience and expertise (Technical Data) as it has acquired from Medicine Man Denver, a Colorado Sub S Corporation with a Tier III License to operate in Colorado;

WHEREAS, LICENSEE desires to obtain from LICENSOR certain Technical Data, know-how and assistance solely for the purpose of enabling Licensee to operate a Cannabis Cultivation Center legally registered by the State of [INSERT STATE HERE];

NOW THEREFORE, the LICENSOR having such LICENSOR Proprietary Data under its sole authority and control, the parties agree as follows:

1.0 DEFINITIONS

1.1 "Technical Data" shall mean the knowledge, trade secrets, skills, experience, know-how, business plans and related intellectual property (recorded or unrecorded) required for the design, development, production, manufacture, assembly, operation, repair, maintenance, or modification of a cannabis cultivation facility. Technical Data includes information in the form of blueprints, drawings, photographs, plans, instructions, and other types of general documentation regarding an existing fully functioning facility.

1.2 "Licensor Proprietary Data" shall mean Technical Data which has been originated by or licensed to Licensor and is subject to protection under recognized legal principles, subject to Section 3.4.

1.3 "Licensee Proprietary Data" shall mean that content of Technical Data which has been originated by as well as peculiarly within the knowledge of Licensee and is subject to protection under recognized legal principles, subject to Section 3.4.

1.4 Initial "Licensed Market” is defined as [INSERT INFORMATION HERE].

1.5 "License Support Documents" shall mean the specific Technical Data to be provided by Licensor to Licensee under this Agreement in support of its application for registration with the State of [INSERT STATE HERE], as outlined in Exhibit A hereto.

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2.0 LICENSE GRANT

2.1 Licensor hereby grants to Licensee a nontransferable, nonexclusive right and license to use the Technical Data and the Licensor Proprietary Data provided to Licensee in the License Support Documents to cultivate/grow cannabis pursuant to applicable state law, and to use its Cultivation/Grow Process only in the Licensed Market. Licensee, expressly or by implication, under patents, applications for patent, designs or proprietary data, other than the rights and licenses granted and as described in this agreement agrees to keep confidential all such information as provided by the Licensor and assure that all information as provided to contractors and other service providers shall be protected under an Non-Disclosure Agreement suitable for protections of both the Licensor and Licensee. Licensor represents and warrants that the Technical Data, Licensor Proprietary Data and License Support Documents constitute all of the licenses, rights and technical data which Licensee will need in order to operate a Cannabis Cultivation Center.

(a) Exclusivity. Licensee understands, acknowledges, and agrees that Licensor is engaged in the business of licenses and granting services similar to those to be provided to Licensee to others, including, without limitation, other owners and operators of cannabis businesses, holders of contingent rights to operate cannabis businesses and applicants for permission to operate cannabis businesses, and Licensee agrees that Licensor will be permitted to, and intends to, render such services and grant such licenses for and on behalf of Licensor’s current clients and prospective clients.

(b) Any provisions for ‘protections’ in or of any initial geographic specific area(s) the Licensee wishes to establish and as initially agreed to by the Licensor will be subject to the State of [INSERT STATE HERE]’s final rules making process wherein specific geographies or limitations of densities of such related operations are defined and wherein the Licensor and Licensee both acknowledge such descriptions or delineations will supersede those as described initially in 1.4 of this license agreement.

2.2 In the event that Licensee desires additional rights beyond those granted herein for the Cultivation/Grow Process, Licensee may request a modification of this Agreement to include the development of other products, or for additional Licensor Proprietary Data pertaining to other products at additional cost.

2.3 It is further understood that this Agreement only conveys rights to the Technical Data and Licensor Proprietary Data necessary to cultivate cannabis and does not provide information which is proprietary to subcontractors of or vendors to Licensor unless disclosed to such providers as noted in 2.1 of this document.

2.4 This agreement grants no additional rights to Licensee to sublicense.

2.5 Should the Registration granted by the State of [INSERT STATE HERE] be enlarged, expanded, or modified beyond the original scope as defined herein the Licensee shall notify the Licensor of such enlargement or expansion or modification and pay an additional fee as described herein or as may be negotiated at a future point in time wherein the Licensure is still active and enforce.

2.6 The “Scope of the Project” is described as a minimum of 1,200 pounds of dried cured flower material as a nominal capacity, expansion options available within [INSERT STATE AND GEOGRAPHIC INFORMATION HERE].

2.7. Fees for services are described in Exhibit B.

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2.8 Licensor Improvements. All rights, title and interest in and to any enhancements, modifications, improvements, updates or derivative works (“Improvements”) to the Technical Data and/or Licensor Proprietary Data and/or License Support Documents as may be included in future updates to the License Support Documents, are and shall remain the sole property of Licensor including, without limitations, enhancements, modifications, improvements, updates or derivative works made to the Licensed Products by Licensor under direction from Licensee. Licensor acknowledges that all such future Licensee Improvements shall be included within the scope of the license granted hereunder. Licensee understands and agrees that the title to any such enhancements, modifications, Improvements, updates or derivative works shall be assigned to and is hereby assigned to Licensor but may be deployed as desired by the Licensee within the framework of the Scope of the Project as described herein.

2.9 Jointly Created Property. Notwithstanding anything to the contrary in this Agreement, any property created by Licensee (and/or Licensee’s agents and affiliates, as applicable) satisfying all of the following conditions will be deemed “Jointly Owned Property” with respect to which Licensee (and/or Licensee’s agents and affiliates, as applicable and as may be limited and or described under the terms of this agreement) and Licensor will have joint rights to use in association with the conduct of their respective businesses: (i) property which is derived in whole or part from, or incorporates any aspect of, any property belonging to Licensor, and (ii) property which does not constitute a derivative or complementary work of any property belonging to Licensor which, under applicable law, would be considered the property of Licensor, and (iii) property which is created by Licensee (and/or Licensee’s agents and affiliates) and/or Licensor solely for purpose of being used, and will be and ultimately is used by Licensee and/or Licensor, exclusively by Licensee and/or Licensor in furtherance of the operation of the cannabis cultivation facility, and (iv) property which is not, then or in the future, sold, gifted, conveyed, pledged, or otherwise transferred by Licensee to any other person or entity except to the transferee of the Licensee (as contemplated by the second sentence of Section 9.5 hereof), in which case such transferee must agree to be bound by the terms of this Agreement which govern the use and limitations imposed on Licensee’s use of Licensor’s property. This provision applies only to property which is derived in whole or in part from, or incorporates any aspect of, the Cultivation/Grow Process itself and not to any other property created by Licensee (and/or Licensee’s agents and affiliates, as applicable) for purposes of use in the legal medical and recreational marijuana industry, such as (and by way of example only) accounting software products that may might be used by individuals and businesses in the medical marijuana industry.

3.0 DOCUMENTATION AND SERVICES

3.1 To the extent that Licensee has not received the full content of the License Support Documents prior to the Effective Date, Licensor shall provide the License Support Documents, including Licensor Proprietary Data as listed in Exhibit A hereto, to Licensee within any time frame as may be agreed to subsequent to execution of this document but no earlier than the date under which the Licensee has been approved by the State of [INSERT STATE HERE] to cultivation/grow medical cannabis.

3.2 Documents, if any, hereunder shall be delivered to a destination and in accordance with terms and conditions as mutually agreed upon by Licensor and Licensee. Licensor shall not have any risk for loss of such documents nor any liability for insurance or transportation charges after delivery to Licensee's representatives or to a common carrier designated by Licensee or to a designee prescribed by applicable security regulations; provided, however, that in the event such documents are lost in transit, Licensor shall at Licensee's expense promptly reproduce the lost items and deliver them as provided in this Section 3.2. The Licensee understands that final delivery of all Technical Data and Proprietary Data will only be affected once a license to operate a cultivation center has been granted by the relevant authority and the fees payable to Licensor hereunder have been remitted to the Licensor; the Licensor agrees to provide all component parts of such Technical Data and Proprietary Data to the Licensee (License Support Documents) for the purpose of any application for Registration and agrees to work with the Licensee and its consultants in completing application and supplying the documents needed in as timely a manner as possible.

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3.3 The License Support Documents, including Licensor Proprietary Data, supplied to Licensee will be in the English language and in the same, or functionally equivalent (for assembly methods and test equipment information only), form and units of measurement as that used by Licensor for cultivation.

(a) Technical Data included in the License Support Documents furnished pursuant to this Agreement, other than published information which is generally accessible or available to the public, may be disclosed to other parties and their employees only in accordance with the restriction that Technical Data may be disclosed to bona fide employees of Licensee or Licensee's subcontractors, and further provided that Licensee informs said employees and/or subcontractors in writing that the technical data may not be transferred to any third person without the prior written approval of Licensor (See item 2.1).

(b) All Licensor Proprietary Data furnished hereunder to Licensee shall be treated under conditions of confidence and shall be used for the sole purpose of supporting the General Scope of Business. Licensee agrees to use such Licensor Proprietary Data only in furtherance of this Agreement in accordance with the terms hereof; to inform the recipients of such Licensor Proprietary Data in advance or at the time of delivery to the recipients and in writing that it is to be treated in confidence; and to afford such Licensor Proprietary Data at least the same degree of protection against unauthorized use or disclosure which Licensee exercises in the protection of its own equivalent property. Non-written information provided by Licensor to Licensee hereunder shall only be considered Licensor Proprietary Data if, at the time of such disclosure, the information being disclosed is identified as proprietary and Licensor provides Licensee with a written description which clearly identifies the nature and content of the disclosed information within thirty (30) days after such disclosure. It is understood that Licensor Proprietary Data does not include Technical Data which: (i) is published or otherwise enters the public domain through no fault of the Licensee; (ii) can be demonstrated by the Licensee to have been in its possession prior to receipt under this Agreement; (iii) is properly and legally obtained without restriction from a third party; (iv) can be documented to be independently developed by the Licensee by individuals who have not had either direct or indirect access to such Technical Data; (v) is disclosed with the prior written approval of the Licensor; (vi) is obligated to be produced by Licensee under the order of a court of competent jurisdiction; or (vii) is disclosed to any third party without restriction as to, and actual, further disclosure.

3.4 To the extent that any Technical Data and/or Licensor Proprietary Data included in the License Support Documents is required to be included in the Registration or Application to the State of [INSERT STATE HERE] or is further transferred by Licensee pursuant to this Agreement to subcontractors of Licensee in connection with performance of this Agreement, Licensee will impose to the extent practical the same relevant requirements and restrictions on the recipient as apply to Licensee.

3.5 All of the provisions of this Section regarding confidentiality shall survive expiration or termination of this Agreement.

3.6 The treatment of Licensor Proprietary Data by Licensee under this Section shall be subject to audit by Licensor in a reasonable manner, by Licensor giving thirty (30) days written notice of such audit, such audit being subject to Licensee's security restrictions and shall be conducted on a non-interference basis.

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4.0 COMPENSATION

4.1 In consideration of the transfer of the Technical Data, Licensor Proprietary Data and License Support Documents, including any Software and related consulting services hereunder, the rights and licenses granted herein, and the technical service commitments undertaken herein, Licensor shall be entitled to receive from Licensee the fees (the “Fees”) set forth on Exhibit B.

5.0 PAYMENTS AND RECORDS

5.1 Licensee shall pay all taxes assessed on the License of the Technical Data, Licensor Proprietary Data and License Support Documents (if any) under the terms of this Agreement, if any.

5.2 Licensor has the right to require Licensee to pay interest to it upon any and all amounts of Fees that are thirty (30) days overdue and payable to Licensor, from the date due to the date of payment, the rate of such interest being that of the U.S. reference rate at the Bank of America on the day the Fee payment becomes due, but in any event no greater than the applicable maximum legal rate that may be then specified by the laws of the State of [INSERT STATE HERE].

6.0 SCOPE, VALIDITY AND INFRINGEMENT

6.1 Licensor represents that, as of the Effective Date the Technical Data (including Licensor Proprietary Data) included in the License Support Documents delivered hereunder and the exercise of the licensed rights granted herein,

Medicine Man Technologies Inc. warrants that the Technical Data and Proprietary Data does not infringe upon any third party Intellectual Property Rights, that Medicine Man Technologies Inc. has the necessary and sufficient rights to market, provide and license the Technical Data and Proprietary Data as contemplated by this Agreement.

EXCEPT FOR THE WARRANTIES SET OUT IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL EXPRESS, IMPLIED, STATUTORY, AND OTHER WARRANTIES OF ANY KIND UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

Indemnity. For the Term of this Agreement, Medicine Man Technologies, Inc. shall defend at its own expense any claim, proceeding or suit (hereinafter referred to in this Section as a “Claim”) brought against the Licensee, its officers, directors, agents, or employees, or a User (“Indemnified Parties”) to the extent such Claim alleges that the System or any part thereof infringes Intellectual Property Rights of a third party, and will indemnify and pay all damages which are awarded against the Indemnified Parties on account of such infringement, provided that:

(i) Medicine Man Technologies Inc.is given prompt written notice of the Claim or of any allegations or circumstances known to the Licensee which could result in a Claim;

(ii) Medicine Man Technologies Inc. is given all reasonable information and assistance from the Licensee which Medicine Man Technologies Inc. may require to defend the Claim;

(iii) Medicine Man Technologies Inc. is given sole control of the defense of the Claim, and all negotiations for its settlement or compromise thereof; provided, however, that the Licensee shall have the right to engage independent counsel, at its own expense, to monitor the defense or settlement or any Claim; and

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(iv) the alleged infringement does not result from any uses, alterations, modifications or enhancements carried out by the Licensee or any User other than in accordance with this Agreement: and

(v) the alleged infringement does not result from any information in any form as provided to Medicine Man Technologies Inc. by the Licensee or that is the result of Medicine Man Technologies Inc. following the specifications of the Licensee and there was no non-infringing means for Medicine Man Technologies Inc. to meet its obligations in accordance with this agreement.

If such Claim has occurred, or in Medicine Man Technologies Inc. opinion is likely to occur, the Licensee agrees to permit Medicine Man Technologies Inc., at its sole option and expense, either to procure for the Licensee and Users the right to continue using the System or to replace or modify the same so that it becomes non-infringing without loss of functionality.

6.2 Licensor represents that, as of the Effective Date the Technical Data (including Licensor Proprietary Data) included in the License Support Documents delivered hereunder and the exercise of the licensed rights granted herein, are not and have not been, subject to claims for infringement of third party intellectual property rights and/or misappropriation, and Licensor hereby undertakes to promptly inform Licensee of any such claims as may arise during the term of this Agreement.

6.3 Without derogating from the foregoing, in the event of a claim or suit against Licensee of an alleged patent infringement and/or misappropriation arising out of the performance of this Agreement and Subject contract(s), if requested in writing by Licensee, Licensor agrees to provide reasonable assistance of a technical and administrative nature in respect to evidence and information in possession of Licensor's Facilities, including documentation production and court appearances, pertaining to such claim or suit.

6.4 Covenants and Disclaimers.

(a) Licensor represents and warrants that Cultivation System documentation in the (i) the Technical Data, Proprietary Data and the License Support Documents licensed hereunder will provide Licensee with commercially reasonable results if applied in accordance with the provided instructions and (ii) and that it has no contractual obligation to any third party which is in conflict with the rights and licenses granted herein. Licensee expressly agrees to assume all risk and liability arising from its election to use or rely on its election to use or rely on any Improvements developed by Licensee.

(b) Nothing in this Agreement is intended to or shall require Licensor to file patent applications or maintain patent applications or patents and Licensor shall at all times be free to abandon patents and applications at its sole discretion.

(c) Licensee shall be responsible for compliance with all laws and/or regulations applicable to its activities under this Agreement and, upon the request of Licensor, Licensee shall defend, indemnify and hold-harmless Licensor and its officers, directors and employees from any claim, liability or related costs or expense, howsoever arising, resulting from or connected with Licensee's failure to do so.

(d) The liability of Licensor to Licensee pursuant to or in connection with this Agreement is specifically limited as provided herein and Licensee hereby expressly waives any remedies, rights, representations or warranties, arising by law or otherwise, which are not set forth herein.

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7.0 TERM, RENEWAL, AND TERMINATION

7.1 This Agreement shall become effective on the Effective Date and shall continue until the earlier of (i) the date on which all applications of Licensee are rejected in total noting all avenues of re-application have been exhausted or (ii) the date on which Licensee receives its first certificate of occupancy for any facility covered under licensure. Licensor also agrees to provide support during any interim period wherein Licensee is seeking clarification of a rejection position. This Agreement shall automatically renew for a period of five (5) years from the date Licensee receives its first certificate of occupancy for any facility covered under licensure. The fees for this annual renewal shall equal 10% of the original total fee assessed and as described in Exhibit B and shall be payable in four quarterly installments in arrears of the annual anniversary. Should the Licensee’s operations cease under any application of [INSERT STATE HERE] State Law, any further obligations for payment shall cease with such an event.

7.2 If either party hereto shall default in fulfilling any material obligations and conditions set forth in this Agreement, and such default shall not be remedied within fifteen (15) days after notice specifying the nature of such default, the party not in default shall have the right to terminate this Agreement by giving written notice of such termination to the defaulting party.

7.3 The rights and obligations of each party hereto under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions, and limitations originating with the Government having jurisdiction over such party. In the event compliance with any of the foregoing should constitute a material breach of this Agreement, either party may request that this Agreement be modified or amended. In the event no satisfactory modification or amendment is effected within fifteen (15) days after receipt of such request, either party shall have the right to terminate the Agreement. Such termination shall be issued in writing.

7.4 Upon termination of this Agreement, all license rights of Licensee and Licensor hereunder shall terminate, except that such license rights will continue until the completion of work in process under contracts and orders already made by Licensee, provided, however, that the obligations specified in Section 3.4 shall survive any termination, the payment required by Section 4.1 specified to be paid to Licensor.

7.5 In the event that the State of [INSERT STATE HERE] terminates the medical cannabis cultivation registration program or if Licensee is finally denied a cannabis cultivation registration, this Agreement will immediately be terminated and of no further force or effect, and the parties hereto will have no further obligations to one another, except as otherwise specifically provided herein.

7.6 Notwithstanding any provision within this section within this License Agreement, should the Licensee fail to make payments for services as agreed to in Exhibit B in a timely fashion, such defined as within fifteen (15) business days of any key event date as denoted in that exhibit; the Licensor may at its sole election discontinue all aspects of the agreed upon services as provided herein as well as demand all information and materials as provided prior to the decision to terminate such support.  The Licensee further agrees to discontinue use of such materials and will not, under penalty of acceleration of all fees as may be due under this License Agreement plus any other legal costs associated with the collection of such fees should this provision for payment not be adhered to.  The Licensee at its sole discretion may extend any due date based upon clear communications from the Licensee as to cause of such delay.  Exercise of this provision supersedes any remedy as described in this document.

7.7 If the parties consider that, due to existing circumstances, the achievement of the objectives of the Agreement is no longer possible or not to a satisfactory degree, or that working together is no longer mutually beneficial, the parties may mutually agree to terminate the Agreement on a mutually agreed upon date. The decision to mutually terminate the Agreement must be reduced to writing, signed by the authorized representatives of both parties, and shall be without prejudice to any other rights of the parties under the Agreement.

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8.0 INDEMNIFICATION; REGULATORY CHANGE

8.1 By Licensee. Licensee shall defend, indemnify, protect and hold Licensor and its officers, directors and employees harmless against any and all claims, damages, losses, costs or other expenses (including reasonable attorneys’ fees) that arise directly or indirectly out of or from any breach of this Agreement by Licensee or the modification of the Technical Data, Licensor Proprietary Data and/or the License Support Documents by Licensee or by others to whom Licensee has provided access thereto.

8.2 Limitation of Damages and Liability. IN NO EVENT SHALL LICENSOR OR ITS CONTROL PERSONS, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE RESPONSIBLE OR LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF INFORMATION, LOSS OF DATA, OR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES OF LICENSEE OR ANY THIRD PARTY (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY ARISING OUT OF OR RELATING IN ANY WAY TO LICENSEE'S USE OF THE TECHNOLOGY OR THE PROCESS AND/OR ACCOMPANYING DOCUMENTATION OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. IN NO EVENT SHALL LICENSOR’S LIABILITY EXCEED THE AMOUNT, IF ANY, OF THE COMPENSATION DESCRIBED HEREIN OR OTHER CONSIDERATION ACTUALLY RECEIVED BY LICENSOR UNDER THIS AGREEMENT.

8.3 Regulatory or Legislative Change. In the event of any material change in any state or federal statute, regulation or definitive interpretation thereof by a government agency or administrative body (“Laws”), or an enforcement action against Licensor or its control Persons arising under any Laws, in each case which shall make this Agreement unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a license arrangement (if necessary) which is consistent with such Laws and approximates as closely as possible the economic position of the parties hereunder prior to the change. If the parties are unable to reach such an agreement within five (5) business days following written notice from one party to the other, then either party may terminate this Agreement effective upon ten (10) days’ prior written notice. Licensee recognizes that Licensor is engaged in a regulated business, is subject to registration and regulation by state and federal authorities. In furtherance of the foregoing, the parties agree as follows:

(a) After thorough discussion with Licensee, Licensor will use its best independent judgment to determine, in its sole discretion, if the changes in the parties’ relationship, as reflected in this Agreement, are sufficiently significant to trigger voluntary disclosure to or additional approval from applicable regulatory authorities. Subject to the immediately preceding sentence, Licensor will involve Licensee to the maximum extent possible in its dealings and communications with regulators on an ongoing basis.

(b) If any state or federal regulator requires changes to the agreements made by the parties, as reflected in this Agreement, the parties will work together in good faith to reach a mutually satisfactory modified arrangement that respects to the greatest extent possible the agreements that the parties have made.

The Parties acknowledge and agree that the Licensor’s services are limited to the laws and related regulations of the State of [INSERT STATE HERE] and understand that all activities related to the use of medical and or recreational marijuana are currently illegal under the laws of the United States of America.

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9.0 MISCELLANEOUS

9.1 Licensee agrees to allow Licensor to inspect and will furnish as specified in Section 9.2 below all documents disclosing Technical Data prepared and/or generated by Licensee as a result of performance of the Subject Contract(s), which shall be Licensee Proprietary Data, during the term of this Agreement and used by Licensee to deploy the cultivation technology. Licensee agrees to furnish Licensor with copies of such documents per Section 9.2 below, subject to Licensor paying Licensee's reasonable costs of assembling, updating, reproducing and shipping such documentation, and protecting such Data in accordance with Section 3.4(c) hereof. The Technical Data referred to in this Section 9.1 shall not include any information which is proprietary to and/or in the possession or used by subcontractors/vendors of Licensee, including any intellectual property rights.

9.2 Any prohibition against the payment of sums due hereunder will not absolve Licensee from the obligation of making such payments, but will serve to defer the date of payment hereunder until permissible, unless Licensor elects to accept payment in such form as may be permissible. Should making payment of the sums due under this Agreement not be possible by any means, for reasons beyond the control of Licensee, the parties hereto will attempt, in joint consultation, to find possibilities under which the interests of Licensor may be met in an appropriate manner. In the event these efforts do not result in a successful solution, Licensor may terminate the Agreement under Section 7.3 or 7.6 with respect to the specific contract under which payment is not made. However, such termination shall not affect the obligations to make payment of the sums then due and payable.

9.3 Any prohibition against the payment of sums due hereunder will not absolve Licensor from the obligation of making such payments, but will serve to defer the date of payment hereunder until permissible, unless Licensee elects to accept payment in such form as may be permissible. Should making payment of the sums due under this Agreement not be possible by any means, for reasons beyond the control of Licensor, the parties hereto will attempt, in joint consultation, to find possibilities under which the interests of Licensee may be met in an appropriate manner. In the event these efforts do not result in a successful solution, Licensee may terminate the license. However, such termination shall not affect the obligations to make payment of the sums then due and payable.

9.4 All disputes, claims, and controversies concerning the validity, interpretation, performance, or breach of this agreement shall be construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws.

9.5 Notwithstanding the foregoing, Licensee may, with the consent or approval of Licensor which will not be withheld unreasonably as long as such transfer has been approved by State of [INSERT STATE HERE] relevant licensing authority(s), and by payment of a transfer fee to the Licensor of $10,000 upon notification of such intent), assign this agreement to any party which purchases or succeeds to all or substantially all of the assets of Licensee, provided that such purchaser, successor or assignee agrees to be bound by the terms of this agreement and receives a cannabis cultivation permit from the State of [INSERT STATE HERE]. Once the notification has been provided and the $10,000 transfer fee has been paid, the new ownership group shall also be bound by this provision while this License or any future extension is in force and will be allowed the same transfer option as stated herein.

9.6 The Licensee understands the nature and performance representations of this cultivation deployment will be dependent upon a substantial number of variables not under the control of the Licensor as they relate to 1) strains cultivated, 2) harvest cycles, 3) plant handling and care, 4) staffing and facility management actions and decisions, 5) financial support or performance, etc. and further acknowledges that the results as actually achieved may vary from those experienced by the representative operator in Denver Colorado (Medicine Man Production Corporation), represented in this specific deployment initiative. The Licensee also understands and acknowledges that should it elect to modify or in any way change the details or methods of construction/design related to this cultivation deployment, it does so at its sole discretion and risk.

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9.6 Any notices given hereunder shall be in writing and shall be effective upon receipt. The following addresses shall be employed:

LICENSOR:	Brett Roper, Licensing Services Director
Medicine Man Technologies, Inc.
13791 East Rice Place, Suite #107, Aurora, CO 80015
licensing@medicinemandenver.com (303) 345-1262
Copy:	MMT Corporate Notifications
13791 East Rice Place, Suite #107, Aurora, CO 80015
LICENSEE:	_____________________________________
_____________________________________
_____________________________________
_____________________________________
Copy:	_____________________________________
_____________________________________

THIS AGREEMENT contains the entire understanding between the parties on the subject matter hereof and supersedes all prior discussions, understandings, or agreements relating to the same subject matter. This Agreement may be amended only by an instrument in writing signed by authorized representatives of Licensor and Licensee.

Signature page to follow.

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IN WITNESS WHEREOF, Licensee and Licensor have caused this Agreement to be executed in duplicate by their respective duly authorized representatives or corporate officers.

Licenso:	Medicine Man Technologies, Inc.
_____________________________________
(Signature)
Printed Name:	Brett Roper, Licensing Services Director
Date:	_____/_____/_____
Licensee:	_________________________________________
_____________________________________
(Signature)
Printed Name:
Title:
Date:	_____/_____/_____

Medical/Recreational Cannabis Disclosure. Licensee and Licensor acknowledge and agree the Licensor’s services are strictly limited to the confines of the laws of the State of [INSERT STATE HERE] and understand that all activities related to cannabis are currently illegal under the laws of the United States of America.

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EXHIBIT A - LICENSE SUPPORT DOCUMENT(S) AND DELIVERABLES

During this interim or pre-award of permission to operate period the Licensor shall provide:

Initial Objectives:

•	Work with your group to insure the land and infrastructure are sufficient to accommodate the final scope of the project
•	Work with your group to insure the production strategy is in line with the cultivation as well as capital/operating budget objectives
•	Generate pro forma capital/operating budgets for the project based upon feedback and various construction related comps as available
•	Generate a final building design (sketch plan) that your design build team can easily digest in the creation of architectural as well as MEP construction plans and a general scope of work noting MMT will provide working drawing samples and general guidance for your team to utilize as they move ahead in the creation of such plans
•	Provide access to the Denver facilities and our Denver based design build contractor for your local team as needed
•	Provide for general business planning advisory support as needed throughout the project
•	A la carte services or an hourly rate of $160.00 for dispensary or production related services as may be engaged with the permission of the Licensee prior to such services being initiated
•	If Pre-Licensure support time demands exceed 100 total number of hours, the Licensee shall be notified at that point in time that once they consume 120 total hours they will be responsible for an over hours charge equal to $160.00 per hour for any additional work as requested (all work populating an application shall be attributed to the $10,000 application submittal payment)

The Licensor shall deliver in part all available sections of its Master Cultivation/Grow Licensing Manual as required for the completion of all component parts it has available to it on behalf of the Licensee as it relates to the generation of a business plan or license application however the whole manual is not considered a part of the required deliverables until such time as the Licensee has secured state and other related permissions to operate within the specified geographies. Licensor acknowledges and agrees that this Exhibit A is a non-exclusive list of the services and documentation to be provided to Licensee, and the Licensor and Licensee will work together in all respects in good faith to achieve the commercial viability of Licensee’s cultivation facility in the Licensed Market.

Initial Design Notes (Approximate Capacity)

Three (3) Flower Rooms, each with six (6) light systems accommodating approximately 324 plants having a nominal capacity (variable according to strains under cultivation) of 1.75 pounds of dried cured flower material per light over an average of six and one half harvests per year (3 x 6 x 6 x 1.75 x 6.5 = 1,230#) supported by a specified Vegetative Room Space. Please note the yield numbers may vary based upon the genetics deployed by the Licensee and the Licensor makes no representation of production other than for projection only.

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Once the Licensee has been granted operational authority by the governing body as required by State and local law and the fees as well as any reimbursement of expenses due under this agreement have been paid to that point in time, the Licensor shall deliver our most current version of our Master Cultivation/Grow License Manual.

Additionally, Licensor shall also provide:

1. Access to our Professional Services Team for a wide variety of advisory and consultation needs as they relates to the creation of the final outlook for your cultivation facility which would assume several visits to your location by various members of our Team (expenses billed per the compensation agreement Exhibit) throughout the timeline we are supporting; of course based upon our availability and requirements.

2. Access to our Design Build General Contractor in consultation with your local architectural and engineering team(s) for best practices as well as final bid review and comment. Access to our teams advanced experience in the design and construction of your facilities.

3. Access to our Training Protocols that include onsite training time at Medicine Man Denver for your primary team members over a defined period of time, generally consuming two to three weeks. Additional limited onsite (your location) training may be offers at MMT election and may have additional fees required. Expenses related to your Team are your responsibility.

4. Use and representation in your application to the State that engenders our skills and knowledge as known quality operators in this industry space that includes both Medicine Man Technologies and Medicine Man Denver by direct reference.

5. Access to Medicine Man Denver for tours as may be needed for your team, investors, State of [INSERT STATE HERE] folks, etc. for representation of our knowledge and skills in this space.

6. We also offer other a la carte services upon request such as provision of a senior Medicine Man Denver Grower for their entire first crop cycle, clones to harvest (at an additional cost).

7. Access to Mr. Brett Roper, MMT Licensing Services Director, Kimberly Giunta, Vintage Contractors Inc., Joshua Berg, Vintage Contractors Inc., Andy Williams, MMT Principal, and others as may be reasonably needed to fulfill the services noted herein at Licensor discretion.

Licensor and Licensee acknowledge and agree that the Licensor’s services are limited to the laws and related regulations of the State of [INSERT STATE HERE] and understand that all activities related to the use of medical and or recreational marijuana are currently illegal under the laws of the United States of America.

Additional services during the project once a license has been awarded would include:

•	Onsite presence by the MMT Team as needed and available during construction for consulting (travel expenses borne by client under the provisions noted in Exhibit B)
•	Ongoing Project cost analysis and feedback as needed
•	Consulting as needed for your engineering team and the permitting/inspections process

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•	Sourcing various construction elements such as lighting, operating components, etc.
•	Provide working (shop) drawings for the various proprietary elements of the cultivation
•	Provide essential and initial training for your key cultivation team members at our Denver facilities prior to your becoming operational (generally two to three individuals over a period of two to three weeks, travel and housing expenses borne by client)
•	Providing you access to our licensing manuals and other training as well as refresher materials related to our general scope of work
•	Provide training to emulate our current use of BioTrakTHC and Quick Books accounting practices as may be needed by your support team
•	Provide access to our cultivation protocols management systems (within our manual)
•	Provide one of our key grower team members for onsite support of your initial cultivation cycle on a key elements basis (time limitations and best practice support, expenses and cost of team member at client expense) generally described as two (2) to three (3) days of onsite time at three (3) to four (4) key cultivation transition periods (clones, veg, flower, harvest).

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